NEWS RELEASE					701 Ninth Street NW Washington, DC 20068 24-Hour Media Phone (202) 872-2680 www.pepcoholdings.com NYSE: POM

For Immediate Release July 24, 2003				Media Contact: Robert Dobkin (202) 872-2680 Investor Relations: Ernie Bourscheid (202) 872-2797
Pepco Holdings Reports Second-Quarter Results Declares Dividend on Common Stock Conference Call Scheduled

          Pepco Holdings, Inc. (NYSE: POM) today announced second-quarter 2003 consolidated earnings of $53.4 million, or 31 cents per share, on operating revenue of $1.7 billion. In the second quarter of 2002, Potomac Electric Power Company (Pepco) reported consolidated earnings of $45.7 million, or 43 cents per share, on operating revenues of $581.2 million.

          For the six months ended June 30, 2003, PHI's consolidated earnings were $28.5 million, or 17 cents per share, on operating revenues of $3.6 billion. These results include the previously reported net unfavorable impact of $31.1 million, or 18 cents per share, due to Conectiv Energy's cancellation of a contract with General Electric for the delivery of four combustion turbines (CTs) and $27 million, or 16 cents per share, in net trading losses prior to the cessation of proprietary trading. For the same period last year, Pepco reported consolidated earnings of $69 million, or 64 cents per share, on operating revenue of $1.1 billion.

          PHI was formed to effect Pepco's acquisition of Conectiv on Aug. 1, 2002. The 2003 quarterly and year-to-date financial results include PHI and its subsidiaries' operating results for the full periods. The 2002 periods include only the results of Pepco and its pre-merger subsidiaries, as previously reported by Pepco. Accordingly, comparisons to the 2002 results for these periods are not meaningful because pursuant to purchase accounting rules Conectiv's results of operations are not included.

COMMON STOCK DIVIDEND DECLARED
PHI's Board of Directors today declared a dividend on common stock of 25 cents per share payable Sept. 30, 2003, to shareholders of record on Sept. 10, 2003.
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CONFERENCE CALL FOR INVESTORS

          PHI will host a conference call to discuss second-quarter results on Friday, July 25 at 10:00 a.m. EDT. Individual investors, members of the news media and other interested parties may access the conference call "live" on the Internet at http://www.pepcoholdings.com/investors or by telephone at (212) 896-6011. A taped on-demand replay of the conference call will also be available for seven days following the call. To hear the replay, call (800) 633-8284 or (402) 977-9140 and enter access code 21155015. An audio archive also will be available on the PHI Web site.

CURRENT NEWS

          As previously disclosed, under settlements entered into with regulatory authorities, Pepco is required to provide default electricity supply (referred to as "Standard Offer Service") at specified rates to customers in Maryland until July 2004 and to customers in Washington, D.C. until February 2005. Under full requirements contracts entered into in 2000 in connection with the purchase by Mirant Corp. and certain of its affiliates ("Mirant") of substantially all of Pepco's electricity generation assets, Mirant is obligated to supply Pepco with all of the capacity and energy needed to fulfill these Standard Offer Service obligations at fixed prices that incorporate certain above market power purchase contracts with other parties.

          On July 14, 2003, Mirant filed a voluntary petition for relief under Chapter 11 of the Federal Bankruptcy Code. Mirant is continuing to supply power to Pepco under the terms of its contracts and retail prices to Pepco's Standard Offer Service customers are unaffected. These retail prices can be changed only by order of the Public Service Commissions in Maryland and the District of Columbia. If at a later time Mirant moves to reject the contracts, Pepco has other options to ensure power supply is continued. Pepco will, of course, exercise its legal remedies and vigorously oppose any attempt to adversely affect Pepco's rights under the contracts, and will work with its regulators to achieve appropriate results for Pepco and its customers. Pepco intends to be actively involved in this bankruptcy case to protect the interests of its customers and shareholders.

          Successful rejection of Mirant's obligations under the contracts could have a material adverse effect on results of operations; however, management does not believe that it would have a material adverse impact on PHI's financial position. Although Pepco believes it has substantial legal bases to oppose such rejection, the outcome of any bankruptcy proceeding cannot be predicted. In the event of such rejection, Pepco believes it will have significant claims against the bankruptcy estates for the full amount of any additional cost incurred, and Pepco also believes it has substantial legal grounds to recover losses, if any, that are not recovered from Mirant through appropriate regulatory relief.

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          On July 21, 2003, Atlantic City Electric Company ("ACE"), a wholly owned subsidiary of PHI and Conectiv, received approval from the New Jersey Board of Public Utilities ("Board") to begin collecting a portion of the deferred costs that were incurred as a result of the Electric Discount and Energy Competition Act ("EDECA") and to reset rates to recover on-going costs incurred as a result of EDECA.

          The Board announced it has approved the recovery of $125 million over a ten-year amortization period beginning August 1, 2003 and has agreed to consider approximately $25.4 million of the difference between the filed and approved deferred balance as part of ACE's currently pending base rate case. The Board's estimated overall deferral balance as of July 31, 2003 was $195 million of which the Board has disallowed $44.6 million pre-tax. Since the amounts included in this decision are based on estimates through July 31, 2003, the actual ending deferred cost balance will be subject to review and finalization by the Board and ACE. The approved rates will become effective on August 1, 2003. ACE believes the record does not justify the level of disallowance imposed by the Board. ACE is awaiting the written order from the Board and is evaluating its options related to this decision.

About PHI:   Pepco Holdings, Inc. is a diversified energy company with headquarters in Washington, D.C. Its principal operations consist of Pepco and Conectiv Power Delivery, which deliver 50,000 gigawatt-hours of power to more than 1.8 million customers in Washington, Delaware, Maryland, New Jersey and Virginia. PHI engages in regulated utility operations by delivering electricity and natural gas, and provides competitive energy and energy products and services to residential and commercial customers.

__________________________

Forward-Looking Statements:  Except for historical statements and discussions, the statements in this news release constitute "forward-looking statements" within the meaning of federal securities law. These statements contain management's beliefs based on information currently available to management and on various assumptions concerning future events. Forward-looking statements are not a guarantee of future performance or events. They are subject to a number of uncertainties and other factors, many of which are outside the company's control. Factors that could cause actual results to differ materially from those in the forward-looking statements herein include general economic, business and financing conditions; availability and cost of capital; changes in laws, regulations or regulatory policies; weather conditions; competition; governmental actions; and other presently unknown or unforeseen factors. These uncertainties and factors could cause actual results to differ materially from such statements. PHI disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. This information is presented solely to provide additional information to further understand the results and prospects of PHI.

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SELECTED FINANCIAL INFORMATION
UNAUDITED CONDENSED STATEMENT OF EARNINGS
	Three Months Ended June 30, 2003 (a) (In Millions, except per share data)
	Power Delivery			Competitive Energy
	Pepco	Conectiv	Total	Conectiv Energy	Pepco Energy Services	Total	(b) Other Non- Regulated	(c) Corporate & Other	PHI Consolidated
Operating Revenue	$370.1	$542.7	$912.8	$711.4	$234.0	$945.4	$31.5	$(191.3)	$1,698.4
Operating Expense	308.1	475.7	783.8	695.1	235.2	930.3	10.0	(192.5)	1,531.6
Operating Income (Loss)	62.0	67.0	129.0	16.3	(1.2)	15.1	21.5	1.2	166.8
Net Income (Loss)	$ 24.8	$ 27.4	$ 52.2	$ 7.3	$ 1.5	$ 8.8	$ 9.9	$ (17.5)	$ 53.4

Earnings (Loss) Per Share - GAAP (d)	$.14	$.16	$.30	$.04	$.01	$.05	$.06	$(.10)	$.31

(a)

The amounts above represent the operating results of PHI and its subsidiaries for the full three month period ended June 30, 2003. These amounts are not comparable with the three months ended June 30, 2002 results, which include only the results of Pepco and its pre-merger subsidiaries, as previously reported by Pepco.

(b)

"Other Non-Regulated" consists of Potomac Capital Investment Corporation (PCI) and Pepco Communications, Inc. (Pepcom). Pepcom owns a 50 percent interest in Starpower Communications, LLC, a joint venture with RCN Corporation.

(c)

"Corporate & Other" primarily includes the elimination of all intercompany operating revenues and expenses. In addition, operating expense includes unallocated PHI (parent company) capital costs, such as acquisition financing costs as well as depreciation and amortization related to purchase accounting adjustments for the fair value of non-regulated Conectiv assets and liabilities as of August 1, 2002.

(d)			Represents Basic and Diluted earnings per share based on weighted average shares outstanding of 170,481,000 at June 30, 2003.
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SELECTED FINANCIAL INFORMATION - Continued
UNAUDITED CONDENSED STATEMENT OF EARNINGS
	Three Months Ended June 30, 2002 (a) (In Millions, except per share data)
	Power Delivery			Competitive Energy
	Pepco	Conectiv	Total	Conectiv Energy	Pepco Energy Services	Total	Other Non- Regulated	(b) Corporate & Other	PHI Consolidated
Operating Revenue	$390.8	-	$390.8	-	$170.9	$170.9	$22.1	$(2.6)	$581.2
Operating Expense	306.5	-	306.5	-	166.5	166.5	11.4	(2.6)	481.8
Operating Income	84.3	-	84.3	-	4.4	4.4	10.7	-	99.4
Net Income	$ 38.2	-	$ 38.2	-	$ 3.1	$ 3.1	$ 4.4	-	$ 45.7
Earnings per Share - GAAP (c)	$.36	-	$.36	-	$.03	$.03	$.04	-	$.43

(a)

The amounts above reflect only the operations of Pepco and its pre-merger subsidiaries, as previously reported by Pepco. These amounts are not comparable with the three months ended June 30, 2003 results, which include PHI and its subsidiaries operations for the entire three months of 2003.

(b)			"Corporate & Other" represents the elimination of intercompany rent paid by Pepco to PCI for Pepco's lease of office space in an office building owned by PCI.
(c)			Represents Basic and Diluted earnings per share based on weighted average shares outstanding of 107,126,000.
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SELECTED FINANCIAL INFORMATION - Continued
UNAUDITED CONDENSED STATEMENT OF EARNINGS
	Six Months Ended June 30, 2003 (a) (In Millions, except per share data)
	Power Delivery			Competitive Energy
	Pepco	Conectiv	Total	Conectiv Energy	Pepco Energy Services	Total	(b) Other Non- Regulated	(c) Corporate & Other	PHI Consolidated
Operating Revenue	$703.5	$1,185.1	$1,888.6	$1,542.6	$550.0	$2,092.6	$64.5	$(418.6)	$3,627.1
Operating Expense	586.4	1,045.1	1,631.5	1,678.4(d)	558.3	2,236.7	20.6	(467.6)	3,421.2
Operating Income (Loss)	117.1	140.0	257.1	(135.8)	(8.3)	(144.1)	43.9	49.0	205.9
Net Income (Loss)	$ 44.9	$ 58.1	$ 103.0	$ (85.1)(d)	$ (2.9)	$ (88.0)	$18.4	$ (4.9)	$ 28.5

Earnings (Loss) Per Share - GAAP (e)	$.26	$.34	$.60	$(.50)	$(.02)	$(.52)	$.11	$(.02)	$.17
Supplemental Disclosure and Reconciliation (f)
Earnings (Loss) Per Share -GAAP (e)	$.26	$.34	$.60	$(.50)	$(.02)	$(.52)	$.11	$(.02)	$.17
Add (Subtract):
Unfavorable Impact of CT Cancellation	-	-	-	.39 (g)	-	.39	-	(.21) (g)	.18 (g)
Trading Losses, Net	-	-	-	.16 (h)	-	.16	-	-	.16 (h)
Earnings (Loss) per Share, Excluding Impact of CT Cancellation and Trading Losses (e)	$.26	$.34	$.60	$ .05	$(.02)	$ .03	$.11	$(.23)	$.51
(a)

The amounts above represent the operating results of PHI and its subsidiaries for the full six month period ended June 30, 2003. These amounts are not comparable with the six months ended June 30, 2002 results, which include only the results of Pepco and its pre-merger subsidiaries, as previously reported by Pepco.

(b)			"Other Non-Regulated" consists of PCI and Pepcom.
(c)

"Corporate & Other" primarily includes the elimination of all intercompany operating revenues and expenses. In addition, operating expense includes the reversal of a purchase accounting adjustment related to the cancellation of the Conectiv Energy CTs of $57.9 million ($34.6 million after tax), as well as unallocated PHI (parent company) capital costs, such as acquisition financing costs as well as depreciation and amortization related to purchase accounting adjustments for the fair value of non-regulated Conectiv assets and liabilities as of August 1, 2002.

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(d)			Operating expense includes $110.7 million related to the cancellation of the CT contract. Net loss reflects the after-tax impact of the cancellation of $65.7 million.
(e)			Represents Basic and Diluted earnings per share based on weighted average shares outstanding of 170,256,000 at June 30, 2003.
(f)

The Company is providing supplemental disclosures that are non-GAAP financial measures. These non-GAAP financial measures differ from reported GAAP because they exclude the loss on the cancellation of the CT contract and the Conectiv Energy net trading loss. We believe that these additional non-GAAP financial disclosures provide useful financial information to investors that in conjunction with reported GAAP earnings will assist investors in assessing the operating performance of Conectiv Energy and PHI. However, investors should note that the selection of these non-GAAP measures is a matter of management judgment.

(g)

Conectiv Energy's results include a charge of $110.7 million ($65.7 million after-tax) related to the CT cancellation. As stated above in (e), the Company had 170.3 million weighted average shares outstanding (rounded) at June 30, 2003, which resulted in an unfavorable earnings per share impact of 39 cents. This unfavorable impact at Conectiv Energy is partially offset by $57.9 million ($34.6 million after-tax) in Corporate & Other resulting from the reversal of a purchase accounting fair value adjustment made on the date of the merger. This reversal resulted in a favorable impact of 21 cents per share (with 1-cent rounding). Overall the net impact of these two transactions is $52.8 million ($31.1 million after-tax) or a 18 cents per share unfavorable impact on consolidated earnings.

(h)			This amount represents the $27 million after-tax, or 16 cents per share, unfavorable impact resulting from net trading losses prior to the cessation of proprietary trading.
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SELECTED FINANCIAL INFORMATION - Continued
UNAUDITED CONDENSED STATEMENT OF EARNINGS
	Six Months Ended June 30, 2002 (a) (In Millions, except per share data)
	Power Delivery			Competitive Energy
	Pepco	Conectiv	Total	Conectiv Energy	Pepco Energy Services	Total	Other Non- Regulated	(b) Corporate & Other	PHI Consolidated
Operating Revenue	$706.9	-	$706.9	-	$317.7	$317.7	$50.6	$(5.2)	$1,070.0
Operating Expense	573.1	-	573.1	-	317.1	317.1	23.2	(5.2)	908.2
Operating Income	133.8	-	133.8	-	.6	.6	27.4	-	161.8
Net Income	$ 55.0	-	$ 55.0	-	$ 1.0	$ 1.0	$13.0	-	$ 69.0
Earnings per Share - GAAP (c)	$.51	-	$.51	-	$.01	$.01	$.12	-	$.64

(a)

The amounts above reflect only the operations of Pepco and its pre-merger subsidiaries, as previously reported by Pepco. These amounts are not comparable with the six months ended June 30, 2003 results, which include PHI and its subsidiaries operations for the entire six months of 2003.

(b)	"Corporate & Other" represents the elimination of intercompany rent paid by Pepco to PCI for Pepco's lease of office space in an office building owned by PCI.
(c)	Represents Basic and Diluted earnings per share based on weighted average shares outstanding of 107,131,000.
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CONSOLIDATED QUARTERLY RESULTS

          PHI today reported consolidated earnings for the three months ended June 30, 2003 of $53.4 million, or 31 cents per share. Pepco and its pre-merger subsidiaries reported consolidated earnings of $45.7 million, or 43 cents per share, for the second quarter of 2002.

Comparisons to the same quarter last year are not meaningful because pursuant to purchase accounting rules Conectiv's operating results are not included in this period.

          Earnings per share for the second quarter of 2003 were impacted by the increase in the average number of PHI common shares outstanding (170,481,000 shares in 2003 compared to 107,126,000 shares in 2002) as a result of shares issued to acquire Conectiv.

Power Delivery Results

          The power delivery segments of PHI earned $52.2 million for the second quarter of 2003. These results include $24.8 million of earnings for Pepco and $27.4 million of earnings for Conectiv Power Delivery. Pepco's earnings of $24.8 million reflect a decrease of $13.4 million over the same period last year primarily due to cooler weather than normal. Specific factors contributing to Pepco's results included:

•	Delivery revenue was $11.2 million lower, Standard Offer Service (SOS) revenue was $7.9 million lower, and Other revenue was $1.6 million lower.
•	Delivered kilowatt-hours decreased by 4.6 percent resulting primarily from a 37.2 percent decrease in cooling-degree days.
•

Results were negatively impacted by an increase of $1.6 million in operating expenses, including $6.4 million higher other O&M expenses, primarily due to $4.8 million higher pension costs and $500 thousand higher OPEB expenses. These increases were partially offset by $5.7 million lower SOS costs associated with lower sales.

Results for Conectiv Power Delivery for the same period last year are not included because pursuant to purchase accounting rules the periods are not comparable.
Competitive Energy Results

          The competitive energy segments earned $8.8 million in the second quarter of 2003. These results include earnings of $7.3 million for Conectiv Energy and earnings of $1.5 million for Pepco Energy Services. For the comparable period in 2002 Pepco Energy Services had earnings of $3.1 million.

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          The $1.6 million decrease in Pepco Energy Services' second-quarter earnings results primarily from higher wholesale electricity prices which have restricted marketing to new retail customers and renewals of existing customers.

Other Non-Regulated Results

          The other non-regulated segment earned $9.9 million for the second quarter of 2003 compared to earnings of $4.4 million during the same period in 2002. The increase in earnings primarily relates to increased revenues from leasing activities.

CONSOLIDATED SIX-MONTH RESULTS

          PHI today reported consolidated earnings for the six months ended June 30, 2003, of $28.5 million, or 17 cents per share. Consolidated earnings per share include the previously reported net unfavorable impact of $31.1 million, or 18 cents per share, resulting from the cancellation of the Conectiv Energy CT contract and $27 million, or 16 cents per share, in net trading losses prior to proprietary trading being halted. Pepco and its pre-merger subsidiaries reported consolidated earnings of $69 million, or 64 cents per share, for the six-month period in 2002.

Comparisons to the same six-month period in 2002 are not meaningful because pursuant to purchase accounting rules Conectiv's operating results are not included in this period.

          Earnings per share for the six months of 2003 were impacted by the increase in the average number of PHI common shares outstanding (170,256,000 shares in 2003 compared to 107,131,000 shares in 2002) as a result of shares issued to acquire Conectiv.

Power Delivery Results

          The power delivery segments of PHI earned $103 million for the first six months of 2003. These results include $44.9 million of earnings for Pepco and $58.1 million of earnings for Conectiv Power Delivery. Pepco's earnings of $44.9 million reflect a decrease of $10.1 million over the same period last year primarily due to higher other O&M expenses. Specific factors contributing to Pepco's results included:

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•

Delivery revenue was $4.7 million higher and Standard Office Service revenue was $1.2 million lower. Other revenue was $6.9 million lower, primarily due to lower amounts of capacity (MWs) available to sell, lower capacity market rates, and restructuring in the PJM market.

•	Delivered kilowatt-hours increased by 3.3 percent resulting primarily from a 16.7 percent increase in heating-degree days, offset by a decrease of 37.8 percent in cooling-degree days.
•

Results were negatively impacted by an increase of $13.3 million in operating expenses, including $13 million higher other O&M expenses, primarily due to $9.5 million higher pension costs, $1.0 million higher OPEB expenses, and $7.4 million for increased software amortization. These increases were partially offset by $4.3 million lower other taxes primarily due to lower property taxes and $3.7 million lower SOS costs associated with lower sales.

Results for Conectiv Power Delivery for the same period last year are not included because pursuant to purchase accounting rules the periods are not comparable.
Competitive Energy Results

          The competitive energy segments lost $88 million in the six-month 2003 period. These results include a loss of $85.1 million for Conectiv Energy and a loss of $2.9 million for Pepco Energy Services. For the comparable period in 2002 Pepco Energy Services had earnings of $1 million.

          Conectiv Energy had a loss of $85.1 million for the six-month 2003 period. This loss includes the impact of the previously reported first-quarter after-tax cost of $65.7 million for Conectiv Energy due to the cancellation of gas turbine equipment on order and the net trading losses (including the February 2003 net after-tax trading loss of $20 million) incurred prior to the previously reported cessation of proprietary trading. The unfavorable impact of $65.7 million does not include the offsetting favorable $34.6 million purchase accounting adjustment that was recorded during the first quarter at the PHI parent company level.

          The $3.9 million increase in Pepco Energy Services' six-month 2003 loss results primarily from the effects of abnormally cold weather during portions of the period, which drove up gas demand and required the purchase of additional gas on the spot market at higher spot market prices, and from higher than anticipated wholesale electricity prices which have restricted retail marketing.

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Other Non-Regulated Results

          The other non-regulated segment earned $18.4 million for the six months ended June 30, 2003 compared to earnings of $13 million for the same period in 2002. The increase in earnings primarily relates to increased revenues from leasing activities.

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OTHER INFORMATION
Consolidated Condensed Balance Sheets (Unaudited at June 30, 2003)
June 30, 2003	December 31, 2002
(In Millions)
ASSETS
Total Current Assets	$ 1,703.7	$ 1,701.9
Total Investments and Other Assets	4,467.7	4,361.8
Net Property, Plant and Equipment	6,798.7	6,798.0
Total Assets	$12,970.1	$12,861.7
LIABILITIES AND SHAREHOLDERS' EQUITY
Total Current Liabilities	$ 2,353.6	$ 2,596.6
Total Deferred Credits	2,152.7	2,036.2
Long-Term Debt	5,063.2	4,712.8
Capital Lease Obligations	117.6	119.6
Company Obligated Mandatorily Redeemable Preferred Securities of Subsidiary Trust which holds Solely Parent Junior Subordinated Debentures	220.0	290.0
Total Preferred Stock	110.7	110.7
Total Shareholders' Equity	2,952.6	2,995.8
Total Liabilities and Shareholders' Equity	$12,970.1	$12,861.7
Capitalization

          Under an SEC Financing Order dated July 31, 2002, PHI must maintain a ratio of common stock equity to total capitalization (consisting of common stock, preferred stock, if any, long-term debt, and short-term debt) of at least 30 percent. PHI's ratio was 31.2 percent and 31.6 percent at June 30, 2003 and December 31, 2002, respectively. The information required to make these calculations is provided below:

June 30, 2003	December 31, 2002
(In Millions)
Short-term Debt (a)	$ 465.7	$ 812.7
Long-term Debt (b)	5,726.8	5,277.5
Redeemable Preferred Securities (c)	220.0	290.0
Preferred Stock	110.7	110.7
Shareholders' Equity	2,952.6	2,995.8
Total Capitalization	$9,475.8	$9,486.7
(a)	Excludes current maturities of long-term debt, capital lease obligations due within one year, and Conectiv's Variable Rate Demand Bonds.
(b)	Excludes capital lease obligations. Includes current maturities of long-term debt and Conectiv's Variable Rate Demand Bonds.
(c)	Company obligated mandatorily redeemable preferred securities of subsidiary trust which holds solely parent junior subordinated debentures.
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Power Delivery Sales Analysis
Three Months Ended June 30,
2003	2002
(Dollars in Millions)
Pepco	Conectiv Power Delivery	Total	Pepco	Conectiv Power Delivery (a)	Total
Operating Revenue
Electric Revenue	$365.5	$500.1	$865.6	$384.6	$488.0	$872.6
Gas Revenue	-	41.5	41.5	-	35.8	35.8
Other	4.6	1.1	5.7	6.2	2.5	8.7
Total	$370.1	$542.7	$912.8	$390.8	$526.3	$917.1

Electric Gigawatt Hours - Delivered	5,982	5,371	11,353	6,268	5,450	11,718
Electric Gigawatt Hours - SOS	3,717	4,782	8,499	3,749	4,630	8,379
Gas Sales - DTH	-	4,315,243	4,315,243	-	3,982,448	3,982,448

Six Months Ended June 30,
2003	2002
(Dollars in Millions)
Pepco	Conectiv Power Delivery	Total	Pepco	Conectiv Power Delivery (a)	Total
Operating Revenue
Electric Revenue	$693.4	$1,060.8	$1,754.2	$690.0	$ 941.6	$1,631.6
Gas Revenue	-	118.7	118.7	-	108.0	108.0
Other	10.1	5.6	15.7	16.9	5.7	22.6
Total	$703.5	$1,185.1	$1,888.6	$706.9	$1,055.3	$1,762.2

Electric Gigawatt Hours - Delivered	12,575	11,379	23,954	12,174	10,849	23,023
Electric Gigawatt Hours - SOS	7,849	10,136	17,985	7,685	9,664	17,349
Gas Sales - DTH	-	14,985,537	14,985,537	-	12,809,759	12,809,759

(a)	The 2002 Conectiv Power Delivery amounts are not included in PHI's operating results due to purchase accounting rules. The amounts are presented herein for comparative purposes only.
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Weather Data - Quarter Ended June 30,

Pepco	Conectiv Power Delivery
2003	2002	2003	2002
Cooling Degree Days Average Experience	255 406	536 398	211 298	366 294
Percent Difference	(37.2)%	34.7%	(29.2)%	24.5%
Weather Data - Six Months Ended June 30,

Pepco	Conectiv Power Delivery
2003	2002	2003	2002
Heating Degree Days Average Experience	2,909 2,492	2,196 2,523	3,376 2,850	2,530 2,889
Percent Difference	16.7%	(13.0)%	18.5%	(12.4)%
Cooling Degree Days Average Experience	255 410	536 402	211 301	366 297
Percent Difference	(37.8)%	33.3%	(29.9)%	23.2%
Share Information

Stock Price Information (52 week range at June 30)	2003	2002
High	$20.51	$23.83
Low	$16.10	$19.10
Close	$19.16	$21.48
Weighted Average Shares Outstanding (Rounded) - Quarter Year-to-Date	170,481,000 170,256,000	107,126,000 107,131,000
Book Value per Share - End of Period	$17.28	$17.13

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